Exhibit 10.1

April 30, 2009

Heritage Bank of Commerce

150 Almaden Boulevard

San Jose, CA 95113

James Mayer

2596 Danville Boulevard

Alamo, CA 94501

Gentlemen:

Reference is made to that certain Employment Agreement entered into as of February 8, 2007, as amended December 29, 2008 (“Employment Agreement”) by and between Heritage Bank of Commerce, a California banking corporation (the “Bank”) and James Mayer, an individual (“Executive”) as modified by the Modification Letter Agreement dated December 11, 2008 by and between the Bank and Executive (“Modification”).  Bank and Executive desire to make certain modifications to the Employment Agreement and Modification in accordance with the terms of this Letter Agreement.

Section 6(e)(iii) of the Employment Agreement provides in full as follows:

If Executive gives written notice to the Bank during the 18th full calendar month following the Effective Date of his desire to terminate this Agreement and his employment with an effective date 30 days following the date of delivery of such notice, then the Bank shall accept the notice of termination and pay Executive $300,000, payable $16,666.66 per month for 18 months commencing on the first full calendar month following Executive’s termination date, provided however, that Executive does not breach any of his remaining obligations under this Agreement or the Non-Compete Non Solicitation and Confidentiality Agreement with HCC [Heritage Commerce Corp] and the Bank dated the date hereof.

Pursuant to the Modification, Bank and Executive modified Section 6(e)(iii) of the Employment Agreement.  A copy of the Modification is attached hereto as Exhibit “A”.

Pursuant to the U.S. Treasury Capital Purchase Program authorized by the Troubled Asset Recovery Program (“TARP”) provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”), on November 21, 2008, the Heritage Commerce Corp (parent of the Bank) entered into a Letter Agreement (“Treasury Letter Agreement”) and related Securities Purchase Agreement—Standard Terms with the United States Department of the Treasury, pursuant to which the Company issued and sold (i) 40,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and (ii) a warrant to purchase 462,963 shares of the Company’s common stock, no par value.

The Company has agreed that, until such time as United States Department of the Treasury ceases to own any debt or equity securities of the Company acquired pursuant to the Treasury Letter Agreement, the Company will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the EESA as implemented by any guidance or regulation under the EESA that has been issued and is in effect as of the date of issuance of the series A preferred stock and the warrant, and has agreed to not adopt any benefit plans with respect to, or which covers, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.  Executive consented to the provisions of Section 111(b) at the request of the Company.

The American Reinvestment and Recovery Act of 2009 (“ARRA”) became effective February 17, 2009.  ARRA amends Section 111 of EESA to delete old Section 111 in its entirety and to add new Section 111 executive compensation requirements for Capital Purchase Program participants.  ARRA also includes provisions directing the Secretary of the U.S. Treasury to impose additional limits on compensation of executives of companies that participate in the Capital Purchase Program as long as the U.S. Treasury owns the preferred stock of such companies issued under the Capital Purchase Program.

ARRA directs the U.S. Treasury to implement standards for companies to comply with these expanded restrictions.  Until then, the Company is complying with these provisions to the extent it believes reasonably appropriate.  As of the date of this Letter Agreement, the U.S. Treasury has not yet established definitive standards required under ARRA or otherwise issued guidance regarding compliance with ARRA for several of the other expanded requirements.  Therefore, the Company cannot determine at this time the extent of any effect these regulations will have on the Company’s compensation policies, programs or practices.

In view of the uncertainty of the application of ARRA and any rules or regulations promulgated thereunder to the payments agreed to by the Bank and the Executive under the Modification, Bank and Executive have agreed to the following:

1.             At such time as the Bank is permitted under ARRA to make the payments to the Executive under the Modification (such date being the “Initial Payment Date”), the Bank shall remit to Executive: (a) within fifteen (15) business days the aggregate amount of payments that would have been paid to Executive as of the Initial Payment Date if the payments required under the Modification had been made commencing June 1, 2009 and up to the Initial Payment Date and accrued interest from June 1, 2009 to the Initial Payment Date, and (b) any remaining monthly payments when due under the Modification from and after the Initial Payment Date, if any.  Accrued interest shall be at an annual rate equal to the prime rate as published by the Wall Street Journal on December 31 of the immediately preceding year in which the payment is made.  For purposes of example only:  if the Bank is permitted to make the payments under ARRA on June 1, 2010, the Bank would pay Executive within fifteen (15) business days the aggregate amount of $199,999.92 [12 months times $16,666.66], plus accrued interest, and the Bank would continue to pay $16,666.66, per month thereafter for each of the next following six months.  If, on the other hand, Bank is not permitted to make the payments under ARRA until June 1, 2011, the Bank would pay the executive $300,000, plus accrued interest, because by such date all 18 month payments would have been paid to Executive had the payments commenced on June 1, 2009.

2.             Bank agrees that it shall accrue the funds payable to Executive under this Letter Agreement in accordance with its general accounting practices for such type of payments.

3.             Notwithstanding Paragraph 1 above, if at the time the Executive has a separation from service, which shall have the same meaning as provided in Treasury Regulation section 1.409A-1(h), and the Executive is a “specified employee,” as defined under Treasury Regulation section 1.409A-1(i), any and all amounts payable under this Agreement hereof in connection with such separation from service that constitute deferred compensation subject to section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as determined by the Bank in its reasonable judgment, and that would (but for this sentence) if paid within six (6) months following such separation from service, cause a penalty tax to be imposed on such amounts under Section 409A, such amounts shall instead be paid on the date that follows the date of such separation from service by six (6) months or such longer time to avoid tax liabilities under Section 409A.Each installment payment to be provided to the Executive under this Agreement shall be a separate “payment” within the meaning of Treasury Regulation section 1.409A-2(b)(2)(i).

4.             If the Executive is determined to have a liability pursuant to Section 409A(a)(1)(B) (the “Liability”) for a payment or payments as a result of this Letter Agreement, the Bank will indemnify and hold Executive harmless from such Liability for six years after the last payment under this Letter Agreement is made.  The Bank shall pay to Executive the amount due for the Liability, if any, as soon as administratively practicable, but in no event later than by end of the calendar year following the year in which Executive remits the amount due for the Liability.  The Bank’s payment for the Liability during one year may not affect its payment of the Liability in any other year.

5.             If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or federal regulatory agency (including the U.S. Department of Treasury), the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.             This Letter Agreement shall be governed by the laws of the State of California.

7.             Except as provided in this Letter Agreement, the Employment Agreement shall remain in full force and effect without further modifications or amendments.

The parties hereto have executed this Letter Agreement on the date first indicated above.

HERITAGE BANK OF COMMERCE,
a California corporation

By:	Walter T. Kaczmarek

Walter T. Kaczmarek
President

James Mayer
James Mayer

EXHIBIT “A”

December 11, 2008

Heritage Commerce Corp

150 Almaden Boulevard

San Jose, CA  95113

James Mayer

2596 Danville Boulevard

Alamo, CA  94501

Gentlemen:

Reference is made to that certain Employment Agreement entered into as of February 8, 2007 (“Employment Agreement”) by and between Heritage Bank of Commerce, a California banking corporation (the “Bank”) and James Mayer, an individual (“Executive”).  Bank and Executive desire to make certain modifications to the Employment Agreement in accordance with the terms of this Letter Agreement.

Section 6(e)(iii) of the Employment Agreement provides in full as follows:

“If Executive gives written notice to the Bank during the 18th full calendar month following the Effective Date of his desire to terminate this Agreement and his employment with an effective date 30 days following the date of delivery of such notice, then the Bank shall accept the notice of termination and pay Executive $300,000, payable $16,666.66 per month for 18 months commencing on the first full calendar month following Executive’s termination date, provided however, that Executive does not breach any of his remaining obligations under this Agreement or the Non-Compete Non Solicitation and Confidentiality Agreement with HCC [Heritage Commerce Corp] and the Bank dated the date hereof.”

Bank and Executive desire to modify Section 6(e)(iii) and hereby agree as follows:

1.             Executive hereby gives written notice to the Bank that Executive desires to terminate his employment with such termination to be effective May 1, 2009.  Executive shall remain an employee of Bank and the Term of his employment (as defined in the Employment Agreement) shall remain in force until May 1, 2009.

2.             Bank hereby accepts Executive’s notice of termination of employment to be effective May 1, 2009 and agrees to pay to Executive $300,000, payable $16,666.66 per month for 18 months commencing on June 1, 2009, provided, however, that Executive does not breach any of his remaining obligations under the Employment Agreement which by their terms continue after the Term of the Employment Agreement or the terms of that certain Non-Compete Non-Solicitation and Confidentiality Agreement by and among Heritage Commerce Corp, the Bank and the Executive dated February 8, 2007.

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3.             For purposes of Section 5.7 of the Employment Agreement, the “Date of Termination” shall be May 1, 2009, provided, however, that if Executive’s employment is terminated prior to May 1, 2009 under the terms of the Employment Agreement other than Section 6(e)(iii) or this Letter Agreement, the “Date of Termination” shall be as provided in Section 5.7.

Except as provided in this Letter Agreement, the Employment Agreement shall remain in full force and effect without further modifications or amendments.

The parties hereto have executed this Letter Agreement on the date first indicated above.

HERITAGE BANK OF COMMERCE,
a California banking corporation

By:	/s/ / Walter T. Kaczmarek
Walter T. Kaczmarek
President

/s/ James Mayer
James Mayer

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